NEWS RELEASE

For Immediate Release                         Contact:  Robert H. Hertz
                                                        Chief Financial Officer

                                                        Steve Cantor
                                                        Manager, Corp. Comm.
                                                        (617) 272-6100


                   DYNATECH SELLS MEDICAL AND DIAGNOSTIC UNIT

BURLINGTON,  Mass.,  February 5, 1996 . . . Dynatech Corporation (Nasdaq symbol:
DYTC) announced today that it signed an agreement to sell the assets of Dynatech Laboratories Worldwide (DLW) for approximately $43 million in cash. The purchaser is Thermo BioAnalysis, a subsidiary of Thermo Instrument Systems, Inc. (Amex symbol: THI). Based in Chantilly, Virgina, Dynatech Laboratories Worldwide manufactures automated Microtiterr equipment and disposable plasticware used in medical research and clinical immunodiagnostic testing.

John F. Reno, president and chief executive officer, said: "The sale of Dynatech Laboratories Worldwide reflects our strategic focus as a supplier of communication technologies solutions. We are pleased that Thermo BioAnalysis is offering employment to all DLW personnel.

"The sale provides additional financial resources to fund our core businesses that are leaders in high-growth, competitive markets and to expand our market position with highly focused acquisitions," said Reno.

Dynatech Corporation supplies products for the support of voice, video, and data communications. Headquartered in Burlington, Massachusetts, Dynatech sells its products worldwide through subsidiaries located throughout the Americas, Europe and Asia.